SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Multimedia Games, Inc.

(Name of Registrant as Specified in Its Charter)

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MULTIMEDIA GAMES, INC.

206 Wild Basin

Building B, Fourth Floor

Austin, Texas 78746

(512) 334-7500

January 8, 2004

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Multimedia Games, Inc. to be held on Monday, February 2, 2004 at 9:30 a.m., local time, at our offices, located at 206 Wild Basin, Building B, Fourth Floor, Austin, Texas, 78746.

Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting of Shareholders and Proxy Statement For Annual Meeting of Shareholders. A copy of our Annual Report on Form 10-K for our fiscal year ended September 30, 2003 is also enclosed.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. To assure that your vote is counted, please sign, date, and promptly return your proxy in the enclosed postage-prepaid envelope. If you decide to attend the annual meeting and vote in person, you will, of course, be able to do so.

YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

I sincerely hope that you can find the time to attend this annual meeting. I look forward to seeing you.

Respectfully yours,

Clifton E. Lind,

President and

Chief Executive Officer

MULTIMEDIA GAMES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD FEBRUARY 2, 2004

January 8, 2004

NOTICE IS HEREBY GIVEN that the 2004 Annual Meeting of Shareholders of Multimedia Games, Inc., a Texas corporation, will be held on Monday, February 2, 2004 at 9:30 a.m., local time, at our offices, located at 206 Wild Basin, Building B, Fourth Floor, Austin, Texas, 78746, for the following purposes:

1.	To elect the following nominees as directors to serve for the ensuing year and until their successors are elected: Thomas W. Sarnoff, Gordon T. Graves, Martin A. Keane, Clifton E. Lind, Robert D. Repass and John M. Winkelman.

2.	To approve an amendment to our Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 25,000,000 shares to 75,000,000 shares.

3.	To approve the 2003 Outside Directors Stock Option Plan.

4.	To ratify the appointment of BDO Seidman, LLP, as our independent auditors for the fiscal year ending September 30, 2004.

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Each of these items of business is more fully described in the Proxy Statement accompanying this Notice.

Only shareholders of record at the close of business on December 18, 2003 are entitled to notice of and to vote at the annual meeting. A complete list of shareholders entitled to vote will be available for inspection by any shareholder, for any purpose relating to the meeting, during normal business hours at our principal executive offices, 206 Wild Basin, Building B, Fourth Floor, Austin, Texas, 78746, for ten days prior to the meeting.

All of you are invited to attend the annual meeting in person. However, to assure that your vote is represented, you are urged to mark, sign and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose. If you receive more than one proxy card because you own shares registered in different names or addresses, each proxy card should be completed and returned by you. If you attend the annual meeting in person, you may vote in person, even if you have returned a proxy card.

By Order of The Board of Directors

Clifton E. Lind,

President and

Chief Executive Officer

MULTIMEDIA GAMES, INC.

206 Wild Basin

Building B, Fourth Floor

Austin, Texas 78746

(512) 334-7500

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

To Be Held February 2, 2004

General

The enclosed proxy is solicited on behalf of the board of directors of Multimedia Games, Inc. for use at our annual meeting of shareholders. The annual meeting will be held on February 2, 2004 at 9:30 a.m., local time, at our offices, located at 206 Wild Basin, Building B, Fourth Floor, Austin, Texas, 78746.

These proxy solicitation materials were mailed on or about January 8, 2004 to all shareholders entitled to vote at the annual meeting.

Voting by proxy

You may vote at the annual meeting by completing, signing and returning the enclosed proxy card. If not revoked, your proxy will be voted at the annual meeting in accordance with your instructions marked on the proxy card. If you fail to mark your proxy with instructions, your proxy will be voted as follows:

•	FOR the election of the six (6) nominees for director listed in this Proxy Statement,

•	FOR the approval of an amendment to our Amended and Restated Articles of Incorporation to increase our authorized shares of common stock from 25,000,000 to 75,000,000;

•	FOR the approval of the 2003 Outside Directors Stock Option Plan; and

•	FOR the ratification of the appointment of BDO Seidman, LLP, as our independent auditors.

As to any other matter that may be properly brought before the annual meeting, your proxy will be voted as the board of directors may recommend. If the board of directors makes no recommendation, your proxy will be voted as the proxy holders named in your proxy card deem advisable. The board of directors does not know of any other matter that is expected to be presented for consideration at the annual meeting.

Broker Non-Votes

A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include approvals of and amendments to stock plans.

You may revoke your proxy and give a new proxy or vote in person

You may revoke any proxy that has been executed and returned by you at any time prior to the voting of that proxy. To revoke a prior proxy, you must do one of the following:

•	Execute and return a subsequently dated revised proxy,

•	Give written notice of revocation to Multimedia Games, Attention: Craig S. Nouis, Inspector of Elections, or

•	Vote in person at the meeting.

Voting and quorum requirements at the meeting

Only holders of shares of common stock at the close of business on December 18, 2003 (the “record date”) are entitled to notice of and to vote at the annual meeting. On the record date, there were 13,424,616 shares of common stock outstanding. You will have one vote for each share of common stock held by you on the record date. If your shares are held in the name of a broker, trust bank or other nominee, you will need to bring a proxy or letter from that broker, trust company or nominee that confirms that you are the beneficial owner of those shares, and that such broker, trust company or nominee has not voted those shares in any proxy submitted by it in connection with the annual meeting.

In order to have a meeting it is necessary that a quorum be present. A quorum will be present if a majority of the shares of common stock are represented at the annual meeting in person or by proxy. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes will not be counted as having voted either for or against a proposal, although they will have the effect of a vote against proposal two regarding the increase in our authorized common stock. If a quorum is present, the affirmative vote of the holders of at least two-thirds of our outstanding shares of common stock is required to approve proposal two regarding the increase in our authorized common stock, and the affirmative vote of the holders of a majority of the shares present or represented at the meeting and that actually vote for or against the matter is required to approve proposals three and four. Directors are elected by a plurality vote, meaning that the six (6) nominees receiving the highest number of votes FOR will be elected as directors.

Solicitation of proxies

We are paying for all our costs incurred with soliciting proxies for the annual meeting. In addition to solicitation by mail, we may use our directors, officers and regular employees to solicit proxies by telephone or otherwise. Our directors, officers and regular employees will not be specifically compensated for these services. We will pay persons holding shares of common stock for the benefit of others, such as nominees, brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to the beneficial owner. In addition, we have retained Mackenzie Partners, Inc., a proxy solicitation firm, for assistance in connection with the annual meeting at a cost of approximately $5,000 plus reasonable out-of-pocket expenses.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees and Vote Required to Elect Nominees

A board of six (6) directors is to be elected at the annual meeting. The six (6) nominees for director who receive the highest number of affirmative votes of the shares voting shall be elected as directors. You may vote the number of shares of common stock you own for up to six (6) persons. Unless you otherwise instruct by marking your proxy card, the proxy holders will vote the proxies received by them FOR the election of each of the six (6) nominees named below. If any of the nominees is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee designated by our present board of directors to fill the vacancy. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. The term of office of each person elected as a director will continue until the next annual meeting of shareholders or until his successor has been elected and qualified.

Our bylaws set the size of our board of directors at seven members, or such other number as set from time to time by resolution of our board of directors. The board is currently set at just six members. Our board of directors may, following the annual meeting, increase the size of the board and fill any resulting vacancy or vacancies. If our board of directors increases the size of the board and elects a new director to fill the resulting vacancy, the new director must stand for election at the next year’s annual meeting.

The following table sets forth the nominees, their ages, their principal positions and, where applicable, the year in which each became a director. Each of the nominees was recommended for selection by the board of directors by a majority of our independent directors.

Name of Nominee	Age	Positions and Offices	Director Since
Thomas W. Sarnoff	76	Director, Interim Chairman of the Board	1997

Gordon T. Graves	66	Director	1991

Martin A. Keane	67	Director	2000

Clifton E. Lind	57	President, Chief Executive Officer and Director	2000

Robert D. Repass	43	Director	2002

John M. Winkelman	57	Director	2000

Thomas W. Sarnoff has been a Director of ours since December 1997. He has also served as our Interim Chairman of our board of directors since December 2003. Mr. Sarnoff was employed by the National Broadcasting Company, Inc., or NBC, for over 25 years, holding positions that included Vice President, Production and Business Affairs, Executive Vice President of West Coast activities, and last serving as President of NBC Entertainment Corporation from 1969 to 1977. After retiring from NBC in 1977, Mr. Sarnoff has been engaged in the production of television and film entertainment, primarily through Sarnoff Entertainment Corporation, which was formed in 1981. Mr. Sarnoff serves on many civic and charitable organizations and is currently the Chairman and Chief Executive Officer and a member of the board of directors of the Academy of Television Arts & Sciences Foundation.

Gordon T. Graves has been a Director since our inception and served as our Chairman of the Board until December 2003. He also served as our Chief Executive Officer from September 1994 to February 2003. Since December 1993 and from 1989 to 1990, Mr. Graves has been the President of Graves Management, Inc., a management consulting and investment company. From 1992 through December 1993, Mr. Graves was president and Chief Executive Officer of Arrowsmith Technologies, Inc., or Arrowsmith, a computer systems company. From 1991 to 1993, Mr. Graves was employed by KDT Industries, Inc., a high-tech manufacturing and services company and an affiliate of Arrowsmith, as, successively, Vice President of Corporate Development and President. From 1987 to 1989, Mr. Graves was the Chairman of the Board of Directors of Gamma International Ltd., (currently American Gaming and Entertainment, Ltd.) a company co-founded by him.

Martin A. Keane has been a Director of ours since November 2000. Since 1986 through the present, Dr. Keane has been an independent engineering management consultant specializing in data processing systems for gaming and marketing applications. From 1976 to 1986, Dr. Keane was a Vice President with Bally Manufacturing Corp., where he last served as Corporate Director of Technology from 1980 to 1986. Prior to 1980, Dr. Keane served at the

General Motors Research Lab in Detroit, where he supervised a small group of Ph.D. mathematicians working on management science and operations research problems. Dr. Keane holds nine patents for high-tech gaming devices and other applications. We have no rights under any patents held by Dr. Keane.

Clifton E. Lind has been our Chief Executive Officer since February 2003. From June 1998 until February 2003, Mr. Lind was our President and Chief Operating Officer. Mr. Lind has been a director of ours since May 2000. From 1991 to 1993, Mr. Lind was the Executive Vice President, Chief Operating Officer and Chief Financial Officer of KDT Industries, where he worked with Mr. Graves. From 1994 until January 1997, Mr. Lind was the President and Chief Executive Officer of KDT Industries. From January 1997 until joining us as President, Mr. Lind was President of Celmark, Inc., an Austin, Texas based company owned by Mr. Lind. Celmark, Inc. provided financial consulting services to us as well as management and financial consulting services to start-up companies.

Robert D. Repass has been a Director of ours since July 2002. In addition to his role as a Director, Mr. Repass serves as Chairman of our Audit Committee. Mr. Repass was a managing partner in the Austin office of PricewaterhouseCoopers from December 1997 to March 2000, and from March 2000 until December 2001, Mr. Repass was a partner with TL Ventures, a Philadelphia-based venture capital firm. From January 2002 until March 2002, Mr. Repass was a private consultant. Mr. Repass has also served as Vice President and Chief Financial Officer of Motion Computing, Inc. since April 2002. Since January 2003, Mr. Repass has also served on the Board of Directors and is the Chairman of the Audit Committee of Bindview Development Corporation (BVEW), a publicly traded company based in Houston, Texas. Mr. Repass has over twenty years of public accounting, SEC and financial reporting experience.

John M. Winkelman has been a Director of ours since August 2000. From 1999 to 2000, Mr. Winkelman was the Chief Executive Officer of Viejas Casino and Turf Club, a casino owned and operated by the Viejas Tribe located in San Diego County, California. From 1989 to 1999, Mr. Winkelman was the Economic Development Advisor to the Viejas Tribal Council. He has worked exclusively with Native American enterprises for the past 20 years, with a primary focus on tribal gaming and related economic development.

No family relationship exists between any of our directors and executive officers.

CORPORATE GOVERNANCE

Over the course of the last few months, our board of directors has reviewed and continues to review our governance policies and practices against those adopted by other companies as well as by the requirements of the Sarbanes-Oxley Act of 2002, the rules and regulations adopted by the Securities Exchange Commission, or SEC, and the new listing standards of the Nasdaq National Market System, or Nasdaq. Many of the new governance standards will become applicable to us over the next few months.

Independent Directors

Our board of directors has determined that Messrs. Keane, Repass, Sarnoff and Winkelman each qualify as “independent” directors under the new Nasdaq Marketplace Rules as currently in effect and as amended to be effective upon our annual meeting. Therefore, a majority of the members of our board of directors are “independent” as such term is defined by the Nasdaq. In addition, our board of directors has reviewed and considered facts and circumstances relevant to the independence of such members and has determined that such members are independent.

The independent directors have committed to hold formal meetings, separate from management, which they intend to hold at least four times a year.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that is applicable to all employees. We have also adopted a Code of Ethics For Senior Financial Officers that is applicable to the Chief Executive Officer and all Senior Financial Officers that meets the requirements of Item 406 of Regulations S-K as promulgated by the SEC. Our Code of Business Conduct and Ethics, including the Code of Ethics For Senior Financial Officers, is available free of charge by writing to our Director of Shareholder Relations at 206 Wild Basin Road, Building B, Fourth Floor, Austin, Texas 78746.

Communications Between Shareholders and Directors

The board is currently in the process of evaluating its policies and guidelines regarding shareholder communications to directors in response to recent SEC rulemaking. We anticipate that our final policy will provide an e-mail based process for shareholders to send communications to the board of directors.

Director Attendance at Annual Meetings

Our policy is that all directors attend our annual meetings of shareholders. We take great care in scheduling meetings at times when all of our directors are available to attend such meetings. At our last annual meeting, which was held on February 18, 2003, all of our current directors were in attendance.

Meetings of our Board of Directors

During the fiscal year ended September 30, 2003, our board of directors held 21 meetings, the Audit Committee held 16 meetings, the Compensation Committee held 3 meetings, the Special Committee held 8 meetings, and the Nominating and Corporate Governance Committee held 4 meetings. During that period no director attended fewer than 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he was a director, and (ii) the total number of meetings held by all committees of our board of directors during the period that he served on such committees.

Committees of our Board of Directors

Our board of directors has three standing committees, which are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Currently, all of the members of each of our committees are “independent,” as determined by our board of directors and in accordance with the new Nasdaq Marketplace Rules, except for Mr. Graves, who is a member of the Compensation Committee. Mr. Graves has announced his intention to resign from the Compensation Committee effective January 15, 2004. In addition, each member of the Audit Committee also satisfies the independence requirements of Rule 10A-3(b)(1) of the rules of the SEC promulgated under the 1934 Act. During much of fiscal year 2003 and until December 2003, our board of directors also had a Special Committee. See “The Special Committee” below.

The Audit Committee Our board of directors has appointed Messrs. Repass, Sarnoff and Winkelman as members of the Audit Committee. The primary purpose of the Audit Committee is to assist our board of directors in monitoring:

•	the integrity of our financial statements;

•	the independent auditor’s qualifications and independence; and

•	the performance of our internal and independent auditors.

The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of our independent auditor, BDO Seidman, LLP, and the preparation of the Audit Committee report, which is included elsewhere in this Proxy Statement.

Our independent auditors report directly to the Audit Committee.

The Audit Committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and the auditors prior to the filing of all periodic reports under the 1934 Act and prior to the filing of officers’ certifications with the SEC to receive information concerning, among other things, significant deficiencies, if any, in the design or operation of our internal controls.

The Audit Committee has also adopted procedures for pre-approving all audit and non-audit services provided by BDO Seidman, LLP. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature, and therefore anticipated at the time the budget is submitted. Audit Committee approval is required to exceed the budget amount for a particular category of non-audit services, and to engage the independent auditor for any non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence.

The following table discloses the fees paid to BDO Seidman, LLP for the fiscal years ending September 30, 2003, and September 30, 2002.

	2003	2002
Audit Fees	$364,568	$578,445
Audit Related Fees	91,101	52,910
Tax Fees	12,714	82,802
All Other Fees	—	—

Audit Fees include fees for professional services performed for the audit of our annual financial statements and review of financial statements included in our SEC filings, Proxy Statements, and Registration Statements.

Audit-Related Fees are fees for assurance and related services that are reasonably related to the attendance at our Audit Committee meetings and our Annual Shareholders Meeting. This category includes fees related to assistance in employee benefit and compensation plan audits and consulting on financial accounting/reporting standards.

Tax Fees primarily include professional services performed with respect to review of our original and amended tax returns and those of our consolidated subsidiaries, and for state and local tax and stock option consultation.

All Other Fees are fees for other permissible work performed that does not meet the above category descriptions.

The Audit Committee of our board of directors has considered whether the provision by BDO Seidman, LLP of non-audit services included in the fees set forth in the table above is compatible with maintaining the independence of BDO Seidman, LLP, and has concluded that that such services are compatible with BDO Seidman, LLP’s independence as our auditors.

The Audit Committee has also met and discussed with management and with our legal and accounting advisors the new rules and regulations under the recently adopted Sarbanes-Oxley Act of 2002, and related SEC and Nasdaq rules. We believe we have met all requirements of the new rules, several of which were first adopted and published in November 2003. We intend to continue to review these new rules and the charters of our various standing committees, and will make any required changes as well as other changes or improvements deemed appropriate by our board of directors and each committee.

All Audit Committee members are “independent” as defined and required under the Nasdaq listing standards and the rules and regulations of the SEC. All Audit Committee members also possess the level of financial literacy required by all applicable laws and regulations. The Board has determined that at least one member of the Audit Committee, Mr. Robert D. Repass, is a “financial expert,” and that Mr. Repass is “independent” as defined by the rules and regulations of the SEC. Our Audit Committee Charter has been amended to specifically state all of the Audit Committee responsibilities set forth in Rule 10A-3(b)(2), (3), (4) and (5) of the rules and regulations of the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”). A copy of the Audit Committee Charter is attached to this Proxy statement as Appendix A.

The Compensation Committee. The Compensation Committee is currently comprised of Messrs. Graves, Keane, Repass, Sarnoff and Winkelman. Mr. Graves is our former Chairman of the Board and Chief Executive Officer, and has announced his intention to resign from the Compensation Committee effective January 15, 2004.

During fiscal 2003, the Compensation Committee was charged with the responsibility to determine the compensation of our Chief Executive Officer. Under the new Nasdaq listing standards, the Compensation Committee is now also charged with the responsibility of determining (or recommending to the independent members of our board of directors to determine) the compensation of all other executive officers. In addition under the new listing standards, Mr. Lind, our Chief Executive Officer, may not attend the meeting of the Compensation Committee when his compensation is being deliberated.

The Compensation Committee has not adopted a formal charter that governs its duties and standards of performance, but intends to do so as soon as practicable. A copy of our Compensation Committee Charter will be filed with the SEC promptly after its final adoption and will also be posted on our website, which is www.multimediagames.com. A copy of the charter will also be made available, free of charge by a written request made to our Director of Shareholder Relations at 206 Wild Basin Road, Building B, Fourth Floor, Austin, Texas 78746.

The Nominating And Corporate Governance Committee. The Nominating and Corporate Governance Committee is comprised of Messrs. Keane, Repass, Sarnoff and Winkelman. All members of the Nominating and Corporate Governance Committee meet the test for independence included in the Nasdaq Marketplace Rules. The Nominating and Corporate Governance Committee recently held a meeting at which all of its members were in attendance to consider corporate governance issues, including the qualifications of potential new board members, and the procedure for identifying and qualifying future board members for nomination. As a result, the Nominating and Corporate Governance Committee has not yet adopted a charter describing its duties and responsibilities. The members of the Nominating and Corporate Governance Committee intend to remain diligent in their efforts to properly articulate the role, duties and responsibilities of the committee, with the goal being to have in place a charter stating its duties and responsibilities. The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders, but has not established procedures for shareholders to submit such recommendations.

While applicable laws and regulations do not require a corporate governance committee, our board of directors nevertheless believes that having one is sound governance practice. For this reason, the Nominating and Governance Committee has been charged by our board of directors to develop and recommend to our board of directors a set of Corporate Governance Guidelines setting forth the duties and areas of responsibility of our board of directors, as a whole, to review the charters of each standing committee of our board of directors to determine that each charter meets the requirements of applicable laws and regulations and to avoid overlaps and conflicts among the charters. The members of the Nominating and Corporate Governance Committee intend to diligently pursue its goals with the objective being to have a final charter in place as soon as practicable.

The Special Committee. Our board previously had a standing Special Committee that comprised Messrs. Keane, Repass, Sarnoff and Winkelman. The Special Committee was formed for the purpose of facilitating the transition from Mr. Graves to Mr. Lind as our Chief Executive Officer, and negotiating our Employment Agreement with Mr. Graves described below under the heading “Information Regarding Executive Compensation – Employment Agreements.” On December 10, 2003, the Special Committee was merged into the Nominating and Corporate Governance Committee, since the two committees had identical membership and similar purposes. Any outstanding business of the Special Committee will be completed by the Nominating and Corporate Governance Committee.

CERTAIN INFORMATION NOT DEEMED INCORPORATED BY REFERENCE

IN ANY SECURITIES AND EXCHANGE COMMISSION FILINGS

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities and Exchange Act of 1934 that might incorporate all or portions of future filings, including this proxy statement, with the SEC, in whole or in part, the following Report of the Compensation Committee of our board of directors, the Report of the Audit Committee of our board of directors which follows and the Performance Graph contained in this proxy statement shall not be deemed to be incorporated by reference into any such filing or deemed filed with the SEC under the Securities Act of 1933 or the Securities and Exchange Act of 1934.

Report of the Compensation Committee

Overview and Philosophy. The Compensation Committee (the “Committee”) of our board of directors regularly reviews compensation packages for all executive officers. These include the following major compensation elements: base salaries, annual cash incentives, stock options and various benefit plans. Our Compensation Committee is currently comprised of Messrs. Keane, Repass, Sarnoff and Winkelman, who are all “independent” directors as required by the new Nasdaq Marketplace Rules, and Mr. Graves, our former Chairman of the Board and Chief Executive Officer, who does not meet the Nasdaq Marketplace Rules as an “independent” director. As a result, Mr. Graves has announced his intention to resign from the Compensation Committee effective January 15, 2004.

It is the Committee’s objective that executive compensation be directly related to the achievement of our planned goals, and enhancement in corporate and share values. The Committee recognizes that the industry sector in which we operate is both highly competitive and is challenged by significant legal and regulatory uncertainty. In addition, the technology related skills of most of our technology team have applications to many other industry sectors besides our own. As a result, there is substantial demand for qualified, experienced executive personnel of the type needed by us to achieve our objectives. The Committee considers it crucial that we be assured of retaining and rewarding our top caliber executives who are essential to the attainment of our ambitious long-term goals.

For these reasons, the Committee believes our executive compensation arrangements must remain competitive with those offered by other companies of similar size, scope, performance levels and complexity of operations.

Stock Options. The Committee believes that:

•	The grant of stock options to executive employees has been an essential ingredient to enabling Multimedia Games, Inc. to achieve its growth and attain its business objectives;

•	We regularly face significant legal, regulatory and competitive challenges to our business that require extraordinary commitments of time and expertise by our employees;

•	Our employees have met these challenges and made these extraordinary commitments primarily because of the reward and incentive provided by the historical and prospective grant of stock options.

When recommending the grant of stock options, the Committee considers the number and terms of options previously granted, industry practices, the optionee’s level of responsibility, and assumed potential stock value in the future. The exercise prices of stock options granted to executive officers are equal to the market value of the stock on the date of grant. Therefore, stock options are intended to align the long-term interests of our executive officers with those of our stockholders, as our executive officers will receive no benefit from the grant of stock options, which represent a significant part of each executive officers total compensation, unless there occurs an increase in the value of the common shares held by our shareholders.

Cash Compensation. The Committee believes that annual cash compensation should be paid commensurate with attained performance. Accordingly, our executive cash compensation consists of a fixed base compensation (salary) and variable incentive compensation (annual bonus), where the annual bonus can potentially be the largest component of cash compensation only if the executive and the company are able to meet or exceed performance related goals that, if attained, are expected to result in an increase in overall company and shareholder value. Base salaries for executive officers are established considering a number of factors, including the executive’s individual performance and measurable contribution to our success, and pay levels of similar positions with comparable companies in the industry. The Committee supports management’s compensation philosophy of moderate fixed compensation for elements such as base salary with the potential for significant bonuses for achieving performance related goals. Base salary and bonus award decisions are made as part of our structured annual review process.

Benefits. We provide benefits to the named executive officers that are generally available to all of our employees. For fiscal year 2003, the amount of executive level benefits and prerequisites, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed 10% of total salary and bonus of the applicable executive officer.

Chief Executive Officer Performance and Compensation. Mr. Lind’s current salary was established in December 2002. Mr. Lind participated to a limited extent in the Committee’s deliberations on his compensation. His participation generally consists of answering questions from the Committee regarding his goals and objectives for the year and his observations on the peer group to which his compensation is compared. However, Mr. Lind is not present during that portion of the Committee’s meeting where his performance is evaluated and his compensation determined.

It is the opinion of the Committee that these compensation policies and structures provide the necessary discipline to properly align our corporate economic performance and the interest of our stockholders with progressive and competitive executive compensation practices in an equitable manner.

The Compensation Committee:

Martin A. Keane, Chairman

Gordon T. Graves

Robert D. Repass

Thomas W. Sarnoff

John M. Winkelman

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During fiscal 2003, Mr. Graves served as our Chairman of the Board. From October 1, 2002 until February 2003, Mr. Graves was also our Chief Executive Officer. Mr. Keane serves as a consultant to us, and received approximately $22,500 in compensation from us during fiscal 2003 for consulting services. See “Certain Relationships and Related Transactions – Consulting Agreements.”

Report of the Audit Committee

The Audit Committee acts under a written charter first adopted and approved by our board of directors on June 15, 2000 and amended on August 15, 2002, and again on December 10, 2003. A copy of the Audit Committee Charter as currently in effect is attached to this Proxy Statement as Appendix A.

It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that our financial statements are in all material respects complete and accurate in accordance with generally accepted accounting principles. This is the responsibility of our management and the independent auditors. It is also not the responsibility of the Audit Committee to assure compliance by us with laws and regulations.

Based on the Audit Committee’s:

•	review of our audited financial statements for the fiscal year ended September 30, 2003;

•	discussions with our management regarding our audited financial statements;

•	receipt of written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1;

•	discussions with our independent auditors regarding the auditor’s independence and the matters required to be discussed by the Statement on Auditing Standards 61 and 90; and

•	other matters the Audit Committee deemed relevant and appropriate,

the Audit Committee recommended to our board of directors that the audited financial statements as of and for the fiscal year ended September 30, 2003 be included in our Annual Report on Form 10-K for our fiscal year ended September 30, 2003 for filing with the Securities and Exchange Commission.

The Audit Committee:

Robert D. Repass, Chairman

Thomas W. Sarnoff

John M. Winkelman

PROPOSAL TWO

APPROVAL OF AMENDMENT TO THE ARTICLES OF INCORPORATION

TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Background

Under Texas law, we may only issue shares of common stock to the extent such shares have been authorized for issuance under our Amended and Restated Articles of Incorporation, or our Articles. Our Articles currently authorize the issuance of up to 25,000,000 shares of common stock. However, as of December 18, 2003, 14,525,919 shares of common stock were issued, 4,527,916 unissued shares were reserved for issuance under our equity compensation plans, and 500,000 shares to be reserved for issuance pursuant to our 2003 Outside Directors Stock Option Plan for which we are seeking approval in Proposal Three of this proxy statement, leaving 5,446,165 shares of common stock unissued and unreserved. In addition on December 19, 2003, the board of directors decided to issue a one-for-one stock dividend as soon as practicable after the annual meeting, which would have the effect of doubling the total number of shares outstanding and reserved for issuance pursuant to our equity compensation plans. The dividend will only occur if this increase in our authorized common stock is approved at the annual meeting and the board of directors determines that it is still in the best interest of our shareholders at that time. In order to ensure sufficient shares of common stock will be available for issuance by Multimedia Games, our board of directors has approved, subject to shareholder approval, an amendment to our Articles to increase the number of shares of such common stock authorized for issuance from 25,000,000 to 75,000,000.

Purpose and Effect of the Amendment

The principal purpose of the proposed amendment to our Articles is to authorize additional shares of common stock which will be available in the event our board of directors determines that it is necessary or appropriate to permit future stock dividends, to raise additional capital through the sale of equity securities, to acquire another company or its assets, to establish strategic relationships with corporate partners, to provide equity incentives to employees and officers or for other corporate purposes. The availability of additional shares of common stock is particularly important in the event that our board of directors needs to undertake any of the foregoing actions on an expedited basis and thus to avoid the time and expense of seeking shareholder approval in connection with the contemplated issuance of common stock. If our shareholders approve the amendment, our board of directors does not intend to solicit further shareholder approval prior to the issuance of any additional shares of common stock, except as may be required by applicable law.

The increase in authorized common stock will not have any immediate effect on the rights of existing shareholders. However, our board of directors will have the authority to issue authorized common stock without requiring future shareholder approval of such issuances, except as may be required by applicable law. To the extent that additional authorized shares are issued in the future, they may decrease the existing shareholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing shareholders. The holders of common stock have no preemptive rights and our board of directors has no plans to grant such rights with respect to any such shares.

The increase in the authorized number of shares of common stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of our company without further action by the shareholders. Shares of authorized and unissued common stock could, within the limits imposed by applicable law, be issued in one or more transactions which would make a change in control of our company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of Multimedia Games.

The Board of Directors is not currently aware of any attempt to take over or acquire Multimedia Games. While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized common stock is not prompted by any specific effort or takeover threat currently perceived by management.

If our shareholders approve this proposed amendment, Paragraph A of Article Four of our Articles will be amended to read as follows:

A.	COMMON STOCK. The Corporation shall have the authority to issue 75,000,000 shares of Common Stock with a par value of $0.01 per share.

The additional shares of common stock to be authorized pursuant to the proposed amendment will have a par value of $.01 per share and be of the same class of common stock as is currently authorized under the Articles. We do not have any current intentions, plans, arrangements, commitments or understandings to issue any shares of our capital stock except in connection with our existing stock option and purchase plans and as stock dividends to holders of outstanding stock.

Vote Required and Board of Directors Recommendation

If a quorum is present, approval of this proposal two requires the affirmative vote of at least two-thirds of the issued and outstanding shares of common stock. Abstentions and broker non-votes will be counted as present for purposes of determining if a quorum is present but will have the same effect as a negative vote on this proposal.

THE BOARD BELIEVES THAT THE AMENDMENT TO THE ARTICLES IS IN OUR BEST INTEREST AND IN THE BEST INTEREST OF OUR SHAREHOLDERS FOR THE REASONS STATED ABOVE. THEREFORE, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE ARTICLES.

PROPOSAL THREE

APPROVAL OF THE 2003 OUTSIDE DIRECTORS STOCK OPTION PLAN

At the annual meeting, the shareholders will be asked to approve the 2003 Outside Directors Stock Option Plan (the “Directors Plan”). The Board of Directors adopted the Directors Plan on December 19, 2003, subject to its approval by shareholders.

The Directors Plan is intended to assist Multimedia Games in attracting and retaining highly qualified individuals to serve as our directors, and to provide incentives directed toward increasing our value for our shareholders. The Board of Directors believes that approval of the Directors Plan is in our best interests and those of our shareholders in order to provide a competitive equity incentive program that will enable us to continue to recruit and retain the capable directors who are essential to our long-term success.

Summary of the Directors Plan

The essential features of the Directors Plan are summarized below. A complete copy of the Directors Plan is attached hereto as Appendix B.

General. The Directors Plan gives us the ability to grant nonstatutory stock options to members of our board of directors who are not employees of Multimedia Games or of any subsidiary or parent (“Outside Directors”). Options will be granted at the discretion of our board of directors under the Directors Plan. To date, no options have been granted under the Director Plan.

Authorized Shares. A maximum of 500,000 of the authorized but unissued or reacquired shares of our common stock may be issued under the Directors Plan. Upon any stock dividend, stock split, reverse stock split, recapitalization or similar change in our capital structure, appropriate adjustments will be made to the shares subject to the Directors Plan, to the terms applicable to automatic grants of options described below, and to outstanding options. To the extent that any outstanding option under the Directors Plan expires or terminates prior to being exercised in full, the shares of common stock for which such option is not exercised or the repurchased shares will be returned to the plan and again become available for grant.

Administration. The administration of the Directors Plan will be performed by our board of directors or a committee thereof. (For the purposes of this discussion, the term “board of directors” refers to our board of directors or such committee.) Our board of directors will have complete discretion to select the Outside Directors who are granted options under the Directors Plan and to fix the terms of any such options. Our board of directors is authorized to interpret the Directors Plan and options granted under it, and any such interpretation by our board of directors will be binding.

Eligibility. Only those of our directors who are Outside Directors at the time of grant are eligible to participate in the Directors Plan. Currently, we have four Outside Directors.

Terms and Conditions of Options. Each option granted under the Directors Plan will be evidenced by a written agreement specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the provisions of the Directors Plan. The per-share exercise price under each option will be equal to the fair market value of a share of our common stock on the date of grant. Generally, the fair market value of the common stock is the average of the high and low price per share on the date of grant as reported on the Nasdaq National Market. The average price of our common stock as reported on the Nasdaq National Market on December 18, 2003 was $42.03 per share. The exercise price may be paid in cash, by check, by surrender of previously acquired shares of common stock having a fair market value not less than the exercise price, to the extent legally permitted, or by assignment of the proceeds of a sale or loan with respect to some or all of the shares acquired upon the exercise.

In general, Options will become exercisable in four equal annual installments beginning on the first anniversary of the date of grant, subject in each case to the Outside Director’s continuous service on our Board of Directors. Unless earlier terminated under the terms of the Directors Plan or the option agreement, each option will remain exercisable for 10 years after grant. An option may be exercised only by the optionee during his or her lifetime and may not be transferred or assigned, except by will or the laws of descent and distribution. Any shares of common stock received by an Outside Director pursuant to the Directors Plan will be subject to resale restrictions that prohibit the sale of the shares during such Outside Director’s term of service on our board of directors, unless our board of directors waives such restriction. Our board of directors will consider the terms of any such potential resale on a case-by-case basis.

Change in Control. The Directors Plan defines a “Change in Control” as any of the following events: (a) the merger or consolidation of our company with any other entity (other than a merger or consolidation to change the place of our domicile), where we are not the surviving entity (or survive only as the subsidiary of another entity); (b) the sale of all or substantially all of our assets to any other entity; (c) our dissolution; or (d) if any other entity, together with its affiliates, shall become, directly or indirectly, the beneficial owner of at least 51% of our voting stock.

If a Change in Control occurs, then all options outstanding under the Directors Plan will become immediately exercisable and vested in full as of the date ten days prior to the Change in Control. In addition, the surviving, continuing, successor, or purchasing corporation or parent corporation thereof may either assume or substitute new options for the options outstanding under the Directors Plan. To the extent that the options outstanding under the Directors Plan are not assumed, replaced or exercised prior to the Change in Control, they will terminate.

Termination or Amendment. Unless earlier terminated by our board of directors, the Directors Plan will terminate when all of the shares available for issuance under the Directors Plan have been issued. The Directors Plan may be terminated or amended by our board of directors at any time, except that any amendment will be subject to shareholder approval if it would increase the total number of shares of common stock reserved for issuance thereunder or would expand the class of persons eligible to receive options. No termination or amendment of the Directors Plan may adversely affect an outstanding option without the consent of the optionee.

Summary of U.S. Federal Income Tax Consequences

Options granted under the Directors Plan will be nonstatutory stock options having no special tax status. An optionee will generally recognize no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee will normally recognize ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the date when the option is exercised or such later date as the shares vest (the later of such dates being referred to as the “determination date”). Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

Required Vote and Board of Directors Recommendation

If a quorum is present, approval of this proposal requires the affirmative vote of a majority of the shares voted affirmatively or negatively on the proposal at the annual meeting of shareholders, either in person or by proxy. Abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum but will otherwise have no effect on the outcome of this vote.

THE BOARD BELIEVES THAT THE DIRECTORS PLAN IS IN OUR BEST INTERESTS AND THE BEST INTERESTS OF OUR SHAREHOLDERS FOR THE REASONS STATED ABOVE. THEREFORE, OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE DIRECTORS PLAN.

PROPOSAL FOUR

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of our board of directors has selected BDO Seidman, LLP as independent auditors to audit our consolidated financial statements for the fiscal year ending September 30, 2004. BDO Seidman, LLP has acted in such capacity since its appointment in fiscal year 1999. A representative of BDO Seidman, LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

For a description of the fees paid to BDO Seidman, LLP during the fiscal years ended September 30, 2003 and 2002, see, “Proposal One – Election of Directors; Committees of our Board of Directors.”

Vote Required and Board of Directors Recommendation

If a quorum is present, the affirmative vote of the holders of a majority of the shares of common stock present or represented at the meeting, and that vote for or against, is required to approve Proposal Four. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

OUR BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF BDO SEIDMAN, LLP, AS OUR INDEPENDENT PUBLIC ACCOUNTANTS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the record date with respect to the number of shares of common stock owned by (i) each person known by us to own beneficially more than 5% of the outstanding shares of our common stock, (ii) each director and director nominee, (iii) each executive officer named below in the Summary Compensation Table, and (iv) all of our directors and executive officers as a group:

Beneficial Owner(1)	Number of Shares Beneficially Owned		Percent (2)
T. Rowe Price Associates, Inc. 100 E. Pratt St. Baltimore, Maryland 21202	1,460,000	(3)	10.88

Clifton E. Lind	791,941	(4)	5.78

Royce and Associates 1414 Avenue of the Americas New York, New York 10019	733,800	(5)	5.47

Eagle Asset Management 880 Carillon Parkway St. Petersburg, Florida 33716	708,787	(5)	5.28

Janus Capital Corporation 100 Filmore St., Suite 300 Denver, Colorado 80206	706,160	(5)	5.26

Gordon T. Graves	710,344	(6)	5.25

Brendan M. O’Connor	140,250	(7)	1.03

Gary L. Loebig	134,957	(8)	1.00

John M. Winkelman	78,000	(9)	*

Craig S. Nouis	77,000	(10)	*

Dirk D. Heinen	62,000	(11)	*

Robert D. Repass	50,000	(12)	*

Thomas W. Sarnoff	39,000	(13)	*

Martin A. Keane	15,000	(14)	*

All executive officers and directors as a group (14 persons)	2,207,268	(15)	15.22

*	Less than one percent.

(1)	Unless otherwise noted, the address for all officers and directors is the address of our principal executive offices at 206 Wild Basin, Building B, Fourth Floor, Austin, Texas 78746.
(2)	Based upon 13,424,616 shares outstanding at the close of business on December 18, 2003.
(3)	As reported on Schedule 13G filed with the Securities and Exchange Commission as of October 2003.
(4)	Consists of (i) 470,908 shares owned by Mr. Lind, (ii) 281,283 shares issuable upon the exercise of options that are currently exercisable, (iii) 13,500 shares held in various retirement accounts, and (iv) 26,250 shares held by the Lind Family Partnership.
(5)	As reported on Schedule 13F filed with the Securities and Exchange Commission as of September 2003.
(6)	Consists of (i) Zero shares owned by Mr. Graves, (ii) 578,845 shares owned by Graves Properties, Ltd., a limited partnership controlled by Mr. Graves, (iii) 20,644 shares owned by Graves Management, Inc. Defined Benefit Trust, a corporation controlled by Mr. Graves, (iv) 855 shares owned by Graves Management, Inc., a corporation controlled by Mr. Graves, and (v) 110,000 shares issuable upon the exercise of stock options that are currently exercisable. Does not include 40,000 shares as to which Mr. Graves disclaims beneficial ownership, consisting of shares owned of record by Cynthia Graves, Mr. Graves’ wife.
(7)	Consists of 140,250 shares issuable upon the exercise of stock options that are currently exercisable.
(8)	Consists of 134,957 shares issuable upon the exercise of stock options that are currently exercisable.
(9)	Consists of (i) 8,000 shares owned by Mr. Winkelman, and (ii) 70,000 shares issuable upon the exercise of stock options that are currently exercisable.
(10)	Consists of (i) 2,000 shares owned by Mr. Nouis, and (ii) 75,000 shares issuable upon the exercise of stock options that are currently exercisable.
(11)	Consists of (i) 750 shares owned by Mr. Heinen, (ii) 28,125 shares issuable upon the exercise of stock options that are currently exercisable, and (iii) 33,125 shares issuable upon the exercise of stock options that are exercisable within the next 60 days.
(12)	Consists of 50,000 shares issuable upon the exercise of stock options that are currently exercisable.
(13)	Consists of 39,000 shares issuable upon the exercise of stock options that are currently exercisable.
(14)	Consists of (i) 2,000 shares owned by Mr. Keane, and (ii) 13,000 shares issuable upon the exercise of stock options that are currently exercisable.
(15)	Consists of (i) 1,130,502 shares owned, (ii) 1,043,641 shares issuable upon the exercise of stock options that are currently exercisable, and (iii) 33,125 shares issuable upon the exercise of stock options that are exercisable within the next 60 days.

INFORMATION REGARDING EXECUTIVE OFFICER COMPENSATION

Our executive officers and their respective ages and positions with us are as follows:

Name	Age	Position
Clifton E. Lind	57	President and Chief Executive Officer

Gary L. Loebig	55	Executive Vice President of Sales

Brendan M. O’Connor	44	Executive Vice President and Chief Technical Officer

Robert F. Lannert	48	Executive Vice President of Class II Gaming

Craig S. Nouis	41	Vice President and Chief Financial Officer

P. Howard Chalmers	60	Senior Vice President of Planning and Corporate Communications

Dirk D. Heinen	42	Senior Vice President of Operations

Scott A. Zinnecker	55	Vice President of Human Resources

Clifton E. Lind has been our Chief Executive Officer since February 2003. From June 1998 until February 2003, Mr. Lind was our President and Chief Operating Officer. Mr. Lind has been a director of ours since May 31, 2000. From 1991 to 1993, Mr. Lind was the Executive Vice President, Chief Operating Officer and Chief Financial Officer of KDT Industries, where he worked with Mr. Graves. From 1994 until January 1997, Mr. Lind was the President and Chief Executive Officer of KDT Industries. From January 1997 until joining us as President, Mr. Lind was President of Celmark, Inc., an Austin, Texas based company owned by Mr. Lind. Celmark, Inc. provided financial consulting services to us as well as management and financial consulting services to start-up companies.

Gary L. Loebig became our Vice President for New Market Development upon joining us in December 1998 and was elected Executive Vice President of Sales in December 2001. From 1984 until joining us in December 1998, Mr. Loebig was employed by Stuart Entertainment, doing business as Bingo King, a publicly traded company engaged in the manufacture and sale of bingo cards and related equipment and products. With Bingo King, Mr. Loebig served in various capacities, beginning as general sales manager and last serving as Senior Vice President – Market and Product Development.

Brendan M. O’Connor became our Senior Vice President and Chief Technical Officer upon joining us in January 2002. From January 2001 until January 2002, Mr. O’Connor worked as a technical consultant for us. From 1995 until January 2001, Mr. O’Connor was a Senior Software Architect at The Boeing Company’s Space and Communications Group, where he led a team that developed software for satellite ground systems. He has over 18 years of experience developing software systems.

Robert F. Lannert was our Vice President of Computer and Data Processing Operations from August 1997 until being elected Executive Vice President of Class II Gaming in December 2001. Mr. Lannert has been employed by us since June 1996, and was supervisor of computer and data processing operations until being elected Vice President. From 1988 until August 1995, Mr. Lannert was Director of Data Processing for Debartolo Racing at Remington Park in Oklahoma City, and from August 1995 until joining us Mr. Lannert was Vice President of Operations for Spector Entertainment Group.

Craig S. Nouis joined us as Vice President and Chief Financial Officer in August 2001. From January 2001 until August 2001, Mr. Nouis served as an independent contractor to us and others providing financial and accounting services. For more than five years prior to that, Mr. Nouis was employed by BDO Seidman, LLP, last serving as audit partner.

P. Howard Chalmers joined us in February 2003 as Senior Vice President of Planning and Corporate Communications, after serving as a management consultant to us for several years. From 1978 to 2003, he had served as President and Principal Consultant for Chalmers & Co., where he gained a national reputation for providing strategic planning and organizational development support to a broad range of both entrepreneurial companies and nonprofit organizations. Chalmers is active in civic and charitable organizations, having served as Chairman of the Board of KLRU, Austin’s public television station, and as President and CEO of the Lance Armstrong Foundation. He was instrumental in creating Austin City Limits, currently the longest-running music program on television, and served as Executive Producer of that program in its early years.

Dirk D. Heinen has been our Senior Vice President of Operations since January 2003. He joined us in February 2002 as a consultant. From 1998 through 2001, Mr. Heinen was a founder and Vice President of Operations for Wayport, a privately held company providing high-speed Internet access for business travelers in hotels and airports throughout North America and Europe. From 1987 through 1998, Mr. Heinen served in a variety of marketing positions for Advanced Micro Devices PC and its embedded-processor business units.

Scott A. Zinnecker joined us in January 2003 as Vice President of Human Resources. Mr. Zinnecker, who has over 30 years’ human resources experience, came to us from Activant Solutions, where he was Corporate Vice President of Human Resources from 1997 to 2003. From November 1986 to August 1997, he was Vice President of Human Resources for KDT Industries, Inc., and its spin-off company, Arrowsmith Technologies, Inc.

Summary Compensation Table

The following table sets forth information concerning the annual compensation for our Chief Executive Officer and for each of our four next most highly compensated executive officers whose salary and bonus exceeded $100,000 for services rendered to us during the fiscal year ended September 30, 2003 (the “named executive officers”):

	Fiscal Year	Annual Compensation		Shares Underlying Options(#)(1)	All Other Compensation($)
Name and Principal Position		Salary	Bonus
Gordon T. Graves Former Chairman of the Board	2003 2002 2001	$350,000 381,643 223,621	$501,800 225,000 75,000	— 20,000 165,000	$8,538 7,500 4,800	(2) (2) (2)

Clifton E. Lind President and CEO	2003 2002 2001	360,577 250,000 201,539	501,800 225,000 60,000	220,000 20,000 315,000	12,807 8,600 5,572	(2) (2) (2)

Gary L. Loebig Executive Vice President of Sales	2003 2002 2001	150,000 146,539 145,000	253,984 100,000 20,000	— — 135,000	7,618 5,500 5,200	(2) (2) (2)

Brendan M. O’Connor Executive Vice President and Chief Technical Officer(3)	2003 2002	150,000 111,346	260,015 50,000	— —	7,875 40,980	(2) (4)

Craig S. Nouis Vice President and CFO(5)	2003 2002 2001	200,000 155,769 23,077	250,900 32,965 —	— — 150,000	8,788 7,600 500	(2) (2) (2)

Dirk D. Heinen(6) Senior Vice President of Operations	2003	127,885	123,950	20,000	61,961	(7)

(1)	Consists of shares of common stock underlying options granted pursuant to our Stock Option Plans. (See “Stock Option Plans” below).
(2)	Consists of contributions we made on behalf of the named executive officers to our 401(k) plan.
(3)	Mr. O’Connor joined us in January 2002.
(4)	Prior to joining us in January 2002, Mr. O’Connor’s services were rendered through a consulting arrangement. Amount includes $36,480 paid under this arrangement and $4,500 in contributions we made on Mr. O’Connor’s behalf to our 401(k) plan.
(5)	Mr. Nouis joined us in August 2001.
(6)	Mr. Heinen joined us in January 2003.
(7)	Prior to joining us in January 2003, Mr. Heinen’s services were rendered through a consulting arrangement. This amount includes $59,808 under this arrangement, and $2,153 in contributions we made on Mr. Heinen’s behalf to our 401(k) plan for 2003.

Option Grants During Fiscal 2003

The following table sets forth information regarding options we granted to our named executive officers during the fiscal year ended September 30, 2003.

Name	Individual Grants					Potential Realized Value at Assumed Annual Rate of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price per Share ($/share)	Vesting Period	Expiration Date
						5%	10%
Dirk D. Heinen	20,000	2.4%	25.55	(2)	1/8/2013	321,365	814,402

Clifton E. Lind	200,000	23.6%	18.56	(2)	11/13/2012	6,046,457	9,627,972

	20,000	2.4%	33.63	(3)	9/24/2013	422,995	1,071,951

(1)	In calculating potential realized value, it is assumed that options are exercised on the day prior to their expiration date using the treasury stock method, where the exercise price of the option is subtracted from the potential market price at the 5% and 10% appreciation rates.
(2)	The options vest at a rate of 25% per year.
(3)	The options vest six months from the date of grant.

Aggregated Option Exercises in Fiscal 2003 and Fiscal Year-End Option Value

The following table sets forth information regarding the exercise of stock options during the fiscal year ended September 30, 2003 and the unexercised stock options held at September 30, 2003 by the named executive officers.

Name	Shares Acquired upon Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Gordon T. Graves	—	—	110,000	75,000	$3,168,173	$2,348,498
Clifton E. Lind	—	—	231,283	370,000	6,926,049	8,049,975
Gary L. Loebig	—	—	144,377	80,624	4,612,406	2,458,437
Brendan M. O’Connor	—	—	153,750	75,000	5,070,676	2,428,344
Craig S. Nouis	—	—	75,000	75,000	2,142,878	2,142,878
Dirk D. Heinen	—	—	28,125	104,375	444,516	1,544,647

(1)	Market value of the underlying common stock at fiscal year end ($36.105 per share), minus the exercise price.

Stock Option Plans

We currently maintain eight compensation plans that provide for the issuance of our common stock to directors, officers, employees and consultants, and occasionally we issue options on an ad hoc basis. These plans are described below. All of the plans have been approved by our shareholders, with the exception of the ad hoc grants and the 2003 Outside Director Stock Option Plan. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the below described plans as of September 30, 2003.

Equity Compensation Plan Information

	Securities to be issued upon exercise of outstanding options, warrants, and rights(#)	Weighted-average exercise price of outstanding options, warrants, and rights($)	Securities remaining available for future issuance under equity compensation plans(#)(1)
Plan Category
Equity compensation plans approved by security holders	2,924,567	$10.73	935,849
Equity compensation plans not approved by security holders	667,500	15.39	—

Total	3,592,067	$11.60	935,849

(1)	Excluding securities reflected in the first column. In addition, this column does not include the 500,000 shares available for issuance pursuant to the 2003 Outside Directors Stock Option Plan, subject to the shareholder approval sought in this Proxy Statement, none of which have been issued as of September 30, 2003.

1994 Employee and Director Stock Option Plans

In November 1994, our shareholders approved the 1994 Employee Stock Option Plan, or the 1994 Plan, and the 1994 Director Stock Option Plan, or the Director Plan, under which options to purchase an aggregate of 540,000 shares and 60,000 shares, respectively, of common stock were reserved for issuance. At September 30, 2003, options to purchase 9,250 shares of common stock were outstanding under the 1994 Plan at exercise prices ranging from $1.33 per share to $2.67 per share, and there were no options outstanding under the Director Plan. After the adoption of our 1996 Stock Incentive Plan, no new options were granted under the 1994 Plan or the Director Plan.

1996 Incentive Stock Plan

In August 1996, our board of directors adopted our 1996 Incentive Stock Plan, which was amended effective March 1, 1999, pursuant to which 1,192,691 shares of common stock or common stock equivalents were reserved for issuance. Our shareholders approved this plan on April 12, 1997. Our board of directors administers this plan. The board of directors has the authority, subject to the terms of the plan, to determine when and to whom to make grants under the plan, the number of shares to be covered by the grants, the types and terms of awards to be granted under the plan (which are stock-based incentives and may include incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance shares and deferred stock purchases), the exercise or purchase price of the shares of common stock and common stock equivalents subject to the awards, and to prescribe, amend and rescind rules and regulations relating to the plan. At September 30, 2003, options to purchase 319,259 shares of common stock were outstanding under this plan, at exercise prices ranging from $2.00 to $18.56 per share.

President’s Stock Option Plan

In connection with the employment of Clifton E. Lind as our President in June 1998, we established the President’s Stock Option Plan, pursuant to which we granted Mr. Lind options to purchase 507,000 shares of common stock at $2.54 per share. Our shareholders approved this plan on May 11, 1999. At September 30, 2003, there remain outstanding under this plan options to purchase 40,155 shares. No shares remain reserved under the President’s Stock Option Plan for future grants.

1998 Senior Executive Stock Option Plan

In connection with the employment of Gary L. Loebig as our Vice President in November 1998, we established the 1998 Senior Executive Stock Option Plan, pursuant to which we granted Mr. Loebig options to purchase 75,000 shares of common stock at $2.54 per share. Our shareholders approved this plan on May 11, 1999. Options to purchase 37,500 shares remain outstanding at September 30, 2003. No shares remain reserved under the 1998 Senior Executive Stock Option Plan for future grants.

2000 Stock Option Plan

In February 2000, our board of directors adopted the 2000 Stock Option Plan, as later amended, pursuant to which options to purchase 1,463,250 shares of common stock were reserved for issuance. Our shareholders approved this plan on May 30, 2001. Options granted under this plan may be either incentive stock options or non-qualified stock options. Our board of directors also administers this plan. At September 30, 2003, there remained outstanding under the plan options to purchase 1,079,626 shares, at exercise prices ranging from $2.00 to $27.51 per share.

2001 Stock Option Plan

In September 2001, our board of directors adopted the 2001 Stock Option Plan, pursuant to which options to purchase 1,750,000 shares of common stock were reserved for issuance. Our shareholders approved this plan on May 29, 2002. Options granted under this plan may be either incentive stock options or non-qualified stock options. Our board of directors also administers this plan. At September 30, 2003, there were options to purchase 1,236,277 shares of common stock outstanding under this plan at exercise prices ranging from $4.79 to $33.63 per share.

2002 Stock Option Plan

In December 2002, our board of directors adopted the 2002 Stock Option Plan, pursuant to which options to purchase 700,000 share of common stock were reserved for issuance. Our shareholders approved this plan on February 18, 2003. Options granted under the plan may be either incentive stock options or non-qualified stock options. Our board of directors also administers this plan. At September 30, 2003, there remained outstanding under the plan options to purchase 202,500 shares, at exercise prices ranging from $18.41 to $29.08 per share.

2003 Outside Directors Stock Option Plan Disclosure

In December 2003, our board of directors adopted the 2003 Outside Directors Stock Option Plan, pursuant to which options to purchase 500,000 share of common stock were reserved for issuance. We submitted this plan for approval by our shareholders in this Proxy Statement. Options granted under this plan must be non-qualified stock options. Our board of directors also administers this plan. As of December 18, 2003, no options have been granted under this plan.

Ad Hoc Option Grants

In addition to options granted under our stock option plans, from time to time we also make option grants on an ad-hoc basis to newly-hired employees or independent contractors as an inducement to provide services to us. At September 30, 2003, there were outstanding options to purchase 667,500 shares of common stock at exercise prices ranging from $2.54 to $30.95 per share, that we have granted on an ad hoc basis.

Director Compensation Plan

On October 1, 2002, we adopted a plan to compensate the members of our board of directors for their services as directors, including serving on committees of our board of directors. Under the Director Compensation Plan, each of our directors, including directors who are also regular full-time employees, will receive $20,000 per year. In addition, each director will receive $500 for each board meeting attended in person, $250 for each board meeting attended by telephone, $400 for each committee meeting attended in person and $200 for each committee meeting attended by telephone. Members of our Audit Committee will also receive an additional $15,000 per year for serving on the Audit Committee, except for the Chairman of the Audit Committee, who will receive $20,000 per year for serving on the Audit Committee as its Chairman. In no event will any director receive more than $60,000 in combined fees during any fiscal year. In general, each sitting director will receive an option grant on an annual basis for 20,000 shares of common stock that will vest over a six-month period. However, pursuant to his employment agreement described below, Mr. Graves has agreed not to receive such annual option grant for so long as he serves on our Executive Committee. Directors on the Audit Committee receive additional option grants for 10,000 shares of common stock that will vest similarly.

Employment Agreements

In general, we do not have employment agreements with our executive officers.

Employment Agreement with Gordon T. Graves. On March 26, 2003, as part of the CEO succession process, we entered into an employment agreement with Gordon Graves whereby Mr. Graves resigned as our CEO on February 18, 2003 (the effective date of the agreement). Under the terms of this agreement, Mr. Graves was to serve as the Chairman of our board of directors and as a member of our Executive Committee through September 2003, and for 30-day successive periods thereafter, at the option of our board of directors. Mr. Graves resigned as our Chairman on December 9, 2003, and resigned as an employee on December 18, 2003. Pursuant to the agreement, Mr. Graves had received a salary of $12,500 per month for his services as an employee until November 22, 2003. Mr. Graves still serves on our Executive Committee and remains a member of our board of directors.

Among other things, the employment agreement also contains a covenant not to compete by Mr. Graves, that begins on the effective date of the agreement and extends for a period of three years from the time Mr. Graves is no longer affiliated with us as a member of our board of directors, executive officer or otherwise. At the end of the three-year period, Mr. Graves, at his option, may continue not to compete against us. In consideration for his promise not to compete, Mr. Graves will receive $250,000 per annum, payable monthly, commencing in February 2003 and ending upon Mr. Graves’ death or his decision to compete against us. As of March 31, 2003, we recorded a liability for approximately $2.0 million based on the present value of the estimated payments due Mr. Graves under the covenant not to compete during the actuarial life expectancy of Mr. Graves of 16 years. A corresponding intangible asset of approximately $2.0 million was recorded for the covenant not to compete, and is being amortized on a straight-line basis over 5 years.

Termination and Change of Control Provisions

Virtually all of the stock option agreements with each of our named executive officers and other executive officers and key employees provide for full vesting of all unvested shares in the event of a change of control of us. Change of control, as defined in the agreements, means any merger or consolidation, sale of assets, dissolution or the acquisition by any person of at least 51% of our voting stock.

Stock Option Agreements with Clifton E. Lind. In addition to the change of control vesting described above, our stock option agreements with Clifton E. Lind provide for full vesting of all unvested shares subject to his option upon the termination by Mr. Lind of his employment for good reason. Good reason, as defined in the agreement, relates to a diminution of Mr. Lind’s salary, position or responsibilities within our company. Our agreements with Mr. Lind also provide for acceleration of vesting as to all unvested shares that would otherwise vest through the second anniversary of our termination of Mr. Lind without cause, or Mr. Lind’s termination of his employment without good reason.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indebtedness of Certain Officers and Directors

On April 12, 2001, Clifton E. Lind, our President and Chief Executive Officer, exercised his option to purchase 427,500 shares of our common stock by delivering his promissory note in the amount of approximately $1.1 million as permitted by the President’s Stock Option Plan of 1998. The note is fully recourse to Mr. Lind’s other personal assets and bears interest at a rate of 6%.

In March 2002, we advanced $355,000 to Mr. Lind to fund his income tax liability related to the option exercise referred to above. In April 2003, this advance was repaid in full.

On April 17, 2002, Mr. Lind exercised additional options to purchase 60,216 shares of common stock at an aggregate purchase price of $199,908. This purchase was also made by way of a promissory note issued to us as permitted by the President’s Stock Option Plan of 1998. This note is also fully recourse to Mr. Lind’s other personal assets and bears interest at a rate of 6%.

At September 30, 2003, we had the following notes receivable from the following officers and directors for stock purchases and related tax liability.

Outstanding September 30, 2003
Clifton E. Lind	$1,466,000

Of the amounts owed by Mr. Lind, approximately $1,256,000 is due in April 2004, and approximately $210,000 is due in April 2005. During fiscal year 2003, the largest amount of indebtedness owed to us by Mr. Lind was approximately $1,821,000.

In February 2003, Gordon T. Graves, a director and former Chairman of the Board, surrendered 30,858 shares of our common stock at an average price of $20.87 per share to settle his outstanding note in the amount of approximately $644,000.

Consulting Agreement

On November 9, 2000, we entered into a year-to-year consulting agreement, as later amended, with Martin Keane, one of our directors, to consult with us on technology matters. Mr. Keane is compensated by us at a daily rate of $1,500. During fiscal 2003 we paid $22,500 to Mr. Keane under this agreement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of Forms 3, 4 and 5 submitted to us during and with respect to fiscal 2003, all statements of beneficial ownership that were required to filed with the SEC were timely filed, except that the Form 4 filings disclosing the grant of stock options to purchase shares of common stock at an exercise price of $33.625 (the fair market value as of the date of grant) to each of our directors, other than Gordon T. Graves, pursuant to our Director Compensation Plan adopted on October 1, 2002, were filed late.

STOCK PRICE PERFORMANCE GRAPH

The following graph compares on a cumulative basis the percentage change, since September 30, 1998, in the total shareholder return on our common stock, with (a) the total return on the NASDAQ Composite Index, which is being used as the required broad entity market index, and (b) the total return for a selected peer group index (the “Peer Group”). The Peer Group consists of Mikohn Gaming, International Game Technology, WMS Industries, Inc., Alliance Gaming Corp., and Shuffle Master, Inc. The graph assumes (i) investment of $100 on September 30, 1998 in our common stock, the NASDAQ Composite Index and the common stock of the Peer Group.

Date	MGAM	Peer Group	Nasdaq Composite Index
September 30, 1998	100	100	100
September 30, 1999	124	106	162
September 30, 2000	232	208	217
September 30, 2001	596	252	89
September 30, 2002	738	287	70
September 30, 2003	1,364	428	107

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

2005 ANNUAL MEETING

Shareholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a shareholder proposal to be included in our proxy materials for the 2005 annual meeting, the proposal must be received at our principal executive offices, addressed to our Secretary, not later than September 10, 2004. Should a stockholder proposal be brought before the 2005 annual meeting, regardless of whether it is included in our proxy materials, our management proxy holders will be authorized by our proxy form to vote for or against the proposal, in their discretion, if we do not receive notice of the proposal, addressed to the Secretary at our principal executive offices, prior to the close of business on November 24, 2004.

OTHER MATTERS

We know of no other matters to be submitted to the shareholders at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as our Board of Directors may recommend, or, in the absence of a recommendation, as such persons deem advisable.

By order of the Board of Directors

Clifton E. Lind
Chief Executive Officer

Austin, Texas

January 8, 2004

APPENDIX A

MULTIMEDIA GAMES, INC.

AMENDED AND RESTATED

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

I.    Statement of Policy

This Charter specifies the membership requirements and scope of the responsibilities of the Audit Committee (the “Committee”) of the Board of Directors of Multimedia Games, Inc. (the “Company”).

The primary purpose of the Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The Committee shall also review the qualifications, independence and performance, and approve the terms of engagement of the Company’s independent auditor and prepare any reports required of the Committee under rules of the Securities and Exchange Commission (“SEC”).

The Company shall provide appropriate funding, as determined by the Committee, to permit the Committee to perform its duties under this Charter, to compensate its advisors and to compensate any registered public accounting firm engaged for the purpose of rendering or issuing an audit report or related work or performing other audit, review or attest services for the Company. The Committee, at its discretion, has the authority to initiate investigations, and hire legal, accounting or other outside advisors or experts to assist the Committee, as it deems necessary to fulfill its duties under this Charter. The Committee may also meet with the Company’s investment bankers and financial analysts.

II.    Organization and Membership Requirements

The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. The members of the Committee shall meet the independence and experience requirements of the National Association of Securities Dealers, and shall satisfy the rules of the SEC or other applicable law. In addition, the Committee shall not include any member who has participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three (3) years. The members of the Committee may designate a chairman by majority vote of the full Committee membership.

III.    Meetings

The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee may form and delegate authority to subcommittees when appropriate, or to one or more members of the Committee. The Committee shall meet with the Company’s auditors and management to review the Company’s financial statements and systems of internal controls consistent with the responsibilities and duties listed herein and shall regularly meet with management and the Company’s auditors in separate executive sessions.

IV.    Oversight of the Relationship with the Company’s Auditors

The Committee shall be directly and solely responsible for the appointment, compensation, retention and oversight of any independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) engaged by the Company for the purpose of preparing or issuing an audit report or related work, with each such auditor reporting directly to the Committee. The Committee shall:

1.	Receive periodic reports from the auditor regarding the auditor’s independence, review with the auditors and management all relationships between the auditor and the Company, discuss with the auditor any disclosed relationships or services that may impact auditor objectivity and independence and report to the Board on the performance and independence of the auditor and senior members of the auditor’s team.

2.	Review with the auditor prior to the audit the planning and staffing of the audit. The lead audit partner of the audit firm shall rotate every five years.

3.	Approve in advance, by the Committee’s sole authority, all audit services and approved non-audit services provided to the Company by the auditor. Non-audit services do not require pre-approval if the aggregate amount of such services constitutes not more than 5% of the total amount paid to the auditor during the fiscal year in which such services are provided, such services were not recognized as non-audit services at the time of the engagement, and such services are promptly approved by the Committee or one or more members to whom authority to approve such non-audit services have been delegated.

4.	Review separately with management and the auditor any significant difficulties encountered during the course of any audit, any restrictions on the scope of work or access to required information and any significant disagreement among management and the auditor in connection with the preparation of the financial statements.

5.	Review with the auditor (i) the auditor’s quality control procedures, (ii) material issues raised by the most recent internal quality-control review or peer reviews or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues, and (iii) all relationships between the auditor and the Company. The Committee shall evaluate the qualifications, performance and independence of the auditor, including considering whether the auditor’s quality control procedures are adequate, and shall present its conclusions to the Board, together with any recommendations for additional action.

V.    Committee Authority and Responsibilities

To fulfill its responsibilities and duties the Committee shall, to the extent that it deems necessary or appropriate, and in addition to the items described above:

1.	Review and discuss with management the Company’s annual audited financial statements, and any certification, report, opinion or review rendered by the auditors. Discuss with the auditor (i) the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit, and (ii) any formal written statements received from the independent auditor consistent with and in satisfaction of Independence Standards Board Standard No. 1, as amended.

2.	Review and discuss with management and the auditors the Company’s quarterly financial statements prior to the filing of the Company’s quarterly report on Form 10-Q, including the results of the auditor’s review of the quarterly financial statement.

3.	Review with the auditors the critical accounting policies and practices used by the Company, alternatives thereto and the ramifications thereof. Review with management and the auditor any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

4.	Review with the auditors any accounting adjustments, any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement and any material written communications between the auditors and management, including any management letter or schedule of unadjusted differences and management’s responses.

5.	Review with management and the auditor, if appropriate, any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

6.	Review any related-party transactions for potential conflicts of interests and approve the same if appropriate in the Committee’s discretion.

7.	Review with management and the auditors the effect of regulatory and accounting initiatives.

8.	Review with management and the auditors any off-balance sheet transactions or structures and the effect on the Company’s financial results and operations.

9.	Obtain from the auditor assurance that Section 10A of the Securities Exchange Act of 1934, as amended, has not been implicated.

10.	Prepare any reports or other disclosures of the Committee required to be included in the Company’s annual proxy statement or other periodic disclosure under the rules of the Securities Exchange Commission or other applicable law.

11.	Maintain written minutes of its meetings and summaries of recommendations to the Board, each of which will be filed with the minutes of the meetings of the Board.

VI.    Risk Management

To ensure that management has appropriate policies and procedures for quality financial reporting and ethical behavior, the Committee should:

1.	Maintain policies and procedures designed to ensure that the Company’s financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

2.	Review with the principal executive and financial officers of the Company their report on the design or operation of internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

3.	Review with the auditor its attestation to and report on, the assessment made by management of the effectiveness of the Company’s internal control structure and procedures for financial reporting and consider any changes needed to the internal control processes and procedures.

4.	Consider and approve, if appropriate, changes to the Company’s auditing and accounting principles and policies as suggested by the auditor or management. Review with the auditor and management the extent to which changes or improvements approved by the Committee have been implemented.

5.	Maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

6.	Maintain a code of conduct for employees generally, and a code of ethics for the Company’s principal executive officer(s), principal financial officer(s), principal accounting officer(s) or controller(s), or persons performing similar functions.

7.	Maintain guidelines for the Company’s hiring of employees of the auditor who were engaged on the Company’s account.

8.	Review and reassess this Charter’s adequacy at least annually, as well as when conditions dictate.

9.	Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Committee deems necessary or appropriate.

APPENDIX B

MULTIMEDIA GAMES, INC.

2003 OUTSIDE DIRECTORS STOCK OPTION PLAN

1.    ESTABLISHMENT, PURPOSE AND TERM OF PLAN.

1.1 Establishment. The Multimedia Games, Inc. 2003 Outside Directors Stock Option Plan (the “Plan”) is hereby established effective as of December 19, 2003 (the “Effective Date”), subject to the approval by Company stockholders.

1.2 Purpose. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract, retain and reward persons performing services as Outside Directors of the Company and by creating an additional incentive for such persons to promote the growth and profitability of the Participating Company Group.

1.3 Term of Plan. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan have lapsed.

2.    DEFINITIONS AND CONSTRUCTION.

2.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a) “Board” means the Board of Directors of the Company. If one or more Committees have been appointed by the Board to administer the Plan, “Board” also means such Committee(s).

(b) “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(c) “Committee” means a committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. Unless the powers of the Committee have been specifically limited, the Committee shall have all of the powers of the Board granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.

(d) “Company” means Multimedia Games, Inc., a Texas corporation, or any successor corporation thereto.

(e) “Employee” means any person treated as an employee (including an officer or a Director who is also treated as an employee) in the records of a Participating Company; provided, however, that neither service as a director nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan.

(f) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g) “Fair Market Value” means, as of any given date, with respect to any awards granted hereunder, at the discretion of the Administrator and subject to such limitations as the Administrator may impose, (i) if the Stock is publicly traded, the closing sale price of the Stock on such date as reported in the Wall Street Journal, or the average of the closing price of the Stock on each day on which the Stock was traded over a period-of up to twenty trading days immediately prior to such date, (ii) the fair market value of the Stock as determined in accordance with a method prescribed in the agreement evidencing any award hereunder, or (iii) the fair market value of the Stock as otherwise determined by the Administrator in the good faith exercise of its discretion.

(h) “Option” means a right to purchase Stock (subject to adjustment as provided in Section 4.2) pursuant to the terms and conditions of the Plan. Each Option shall be a nonstatutory stock option; that is, an option not intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code.

(i) “Option Agreement” means a written agreement between the Company and an Outside Director setting forth the terms, conditions and restrictions of an Option granted to the Outside Director.

(j) “Outside Director” means a member of the Company’s Board of Directors who is not an Employee of any Participating Company.

(k) “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(l) “Participating Company” means the Company or any Parent Corporation or Subsidiary Corporation.

(m) “Participating Company Group” means, at any point in time, all corporations collectively which are then Participating Companies.

(n) “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(o) “Securities Act” means the Securities Act of 1933, as amended.

(p) “Service” means an Outside Director’s service as a member of the Company’s Board of Directors.

(q) “Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 4.2.

(r) “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.    ADMINISTRATION.

3.1 Administration by the Board. The Plan shall be administered by the Board. All questions of interpretation of the Plan or of any Option shall be determined by the Board, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Option. At any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

3.2 Authority of Officers. Any officer of a Participating Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the officer has actual authority with respect to such matter, right, obligation, determination or election.

3.3 Powers of the Board. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Board shall have the full and final power and authority, in its discretion:

(a) to determine the Fair Market Value of shares of Stock or other property;

(b) to determine the terms, conditions and restrictions applicable to each Option (which need not be identical) and any shares acquired upon the exercise thereof, including, without limitation, (i) the exercise price of the Option, (ii) the method of payment for shares purchased upon the exercise of the Option, (iii) the method for satisfaction of any tax withholding obligation arising in connection with the Option or such shares, including by the withholding or delivery of shares of stock, (iv) the timing, terms and conditions of the exercisability of the Option or the vesting of any shares acquired upon the exercise thereof, (v) the time of the expiration of the Option, (vi) the effect of the Outside Director’s termination of Service with the Participating Company Group on any of the foregoing, and (vii) all other terms, conditions and restrictions applicable to the Option or such shares not inconsistent with the terms of the Plan;

(c) to approve one or more forms of Option Agreement;

(d) to amend, modify, extend, cancel or renew any Option or to waive any restrictions or conditions applicable to any Option or any shares acquired upon the exercise thereof;

(e) to accelerate, continue, extend or defer the exercisability of any Option or the vesting of any shares acquired upon the exercise thereof, including with respect to the period following an Outside Director’s termination of Service with the Participating Company Group;

(f) to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt supplements to, or alternative versions of, the Plan, including, without limitation, as the Board deems necessary or desirable to comply with the laws of, or to accommodate the tax policy or custom of, foreign jurisdictions whose citizens may be granted Options; and

(g) to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Option Agreement and to make all other determinations and take such other actions with respect to the Plan or any Option as the Board may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

3.4 No Repricing. Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Board shall not approve a program providing for either (a) the cancellation of outstanding Options and the grant in substitution therefore of new Options having a lower exercise price or (b) the amendment of outstanding Options to reduce the exercise price thereof. This paragraph shall not be construed to apply to “issuing or assuming a stock option in a transaction to which section 424(a) applies,” within the meaning of Section 424 of the Code.

3.5 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or officers or employees of the Participating Company Group, members of the Board and any officers or employees of the Participating Company Group to whom authority to act for the Board or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

4.    SHARES SUBJECT TO PLAN.

4.1 Maximum Number of Shares Issuable. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be Five Hundred Thousand (500,000), and shall consist of authorized but unissued or reacquired shares of Stock, or any combination thereof. If an outstanding Option for any reason expires or is terminated or canceled or if shares of Stock issued pursuant to an Option are repurchased by the Company, the shares of Stock allocable to the terminated portion of such Option or such repurchased shares of Stock shall again be available for issuance under the Plan.

4.2 Adjustments for Changes in Capital Structure. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, appropriate adjustments shall be made in the number and class of shares subject to the Plan and to any outstanding Options, and in the exercise price per share of any outstanding Options. If a majority of the shares which are of the same class as the shares that are subject to outstanding Options are exchanged for, converted into, or otherwise become (whether or not pursuant to aChange in Control, as defined in Section 8.1) shares of another corporation (the “New Shares”), the Board may unilaterally amend the outstanding Options to provide that such Options shall relate to New Shares. In the event of any such amendment, the number of shares subject to outstanding Options and the exercise price per share under outstanding Options shall be adjusted in a fair and equitable manner as determined by the Board, in its discretion. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number, and in no event may the exercise price of any Option be decreased to an amount less than the par value, if any, of the stock subject to the Option. The adjustments determined by the Board pursuant to this Section 4.2 shall be final, binding and conclusive.

5.    ELIGIBILITY FOR PARTICIPATION.

Only those persons who, at the time of grant, are serving as Outside Directors shall be eligible to receive an Option under the Plan.

6.    TERMS AND CONDITIONS OF OPTIONS.

Options shall be evidenced by Option Agreements specifying the number of shares of Stock covered thereby, in such form as the Board shall from time to time establish. No Option or purported Option shall be a valid and binding obligation of the Company unless evidenced by a fully executed Option Agreement. Option Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

6.1 Exercise Price. The exercise price per share of Stock subject to an Option shall be the Fair Market Value of a share of Stock on the date of grant of the Option.

6.2 Exercisability and Term of Options. Except as otherwise provided in the Plan or in the Option Agreement evidencing such Option, each Option shall vest and become exercisable in four (4) equal annual installments beginning on the first anniversary of the date of grant (provided that the Outside Director’s Service has not terminated prior to such date) and shall terminate and cease to be exercisable on the tenth (10th) anniversary of the date of grant of the Option, unless earlier terminated in accordance with the terms of the Plan or the Option Agreement evidencing such Option.

6.3 Payment of Exercise Price.

(a) Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check or cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Outside Director having a Fair Market Value not less than the exercise price, (iii) by delivery of a properly executed notice together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a “Cashless Exercise”), (iv) by such other consideration as may be approved by the Board from time to time to the extent permitted by applicable law, or (v) by any combination thereof. The Board may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

(b) Limitations on Forms of Consideration.

(i) Tender of Stock. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. Unless otherwise provided by the Board, an Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Outside Director for more than six (6) months (and not used for another Option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

(ii) Cashless Exercise. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise in the event such changes are necessary to comply with applicable laws or regulations or to avoid the occurrence of activity the Company deems inappropriate.

6.4 Effect of Termination of Service.

(a) Option Exercisability. An Option granted to an Outside Director shall be exercisable after the Outside Director’s termination of Service only during the applicable time period determined in accordance with the Option’s term as set forth in the Option Agreement evidencing such Option (the “Option Expiration Date”).

(b) Extension if Exercise Prevented by Law. Notwithstanding the foregoing, if the exercise of an Option within the applicable time period set forth in an Outside Director’s Option Agreement is prevented by the provisions of Section 9 below, the Option shall remain exercisable until the date three (3) months after the date the Outside Director is notified by the Company that the Option is exercisable, but in any event no later than the Option Expiration Date.

(c) Extension if Outside Director Subject to Section 16(b). Notwithstanding the foregoing, if a sale, within the applicable time period set forth in an Outside Director’s Option Agreement, of shares acquired upon the exercise of the Option would subject the Outside Director to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Outside Director would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Outside Director’s termination of Service, or (iii) the Option Expiration Date.

6.5 Nontransferability of Options. During the lifetime of the Outside Director, an Option shall be exercisable only by the Outside Director or the Outside Director’s guardian or legal representative. No Option shall be assignable or transferable by the Outside Director, except by will or by the laws of descent and distribution.

6.6 Lock-Up Agreement. Unless otherwise provided in the grant of an Option and set forth in the Option Agreement, the shares of Stock received upon exercise of an Option issued pursuant to the Plan shall be subject to the Lock-Up Agreement defined in Section 11.

7.    STANDARD FORMS OF OPTION AGREEMENT.

7.1 Option Agreement. Each Option shall comply with and be subject to the terms and conditions set forth in the appropriate form of Option Agreement approved by the Board concurrently with its adoption of the Plan and as amended from time to time. Any Option Agreement may consist of an appropriate form of Notice of Grant and a form of Agreement incorporated therein by reference, or such other form or forms as the Board may approve from time to time.

7.2 Authority to Vary Terms. The Board shall have the authority from time to time to vary the terms of any standard form of Option Agreement either in connection with the grant or amendment of an individual Option or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Option Agreement are not inconsistent with the terms of the Plan.

8.    CHANGE IN CONTROL.

8.1 Definitions.

(a) An “Change of Control” shall mean: (i) the merger or consolidation of the Company with any Person (other than a merger or consolidation to change the place of domicile of the Company) where the Company is not the surviving entity (or survives only as the subsidiary of another Person), or (ii) the sale of all or substantially all of the Company’s assets to any Person, or (iii) the dissolution of the Company, or (iv) if any Person together with its affiliates shall become, directly or indirectly, the beneficial owner of at least 51% of the voting stock of the Company.

(b) A “Person” shall mean an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a limited liability company, or any other entity.

8.2 Effect of Change in Control on Options. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the “Acquiring Corporation”), may either assume the Company’s rights and obligations under outstanding Options or substitute for outstanding Options substantially equivalent options for the Acquiring Corporation’s stock. In the event that the Acquiring Corporation elects not to assume or substitute for outstanding Options in connection with a Change in Control, any unexercisable or unvested portions of outstanding Options held by Outside Directors whose Service has not terminated prior to such date shall be immediately exercisable and vested in full as of the date ten (10) days prior to the date of the Change in Control. The exercise or vesting of any Option and any shares acquired upon the exercise thereof that was permissible solely by reason of this Section 8.2 shall be conditioned upon the consummation of the Change in Control. In addition, any Options which are neither assumed or substituted for by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control.

9.    COMPLIANCE WITH SECURITIES LAW.

The grant of Options and the issuance of shares of Stock pursuant to any Option shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities and the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, no Option may be exercised unless (a) a registration statement under the Securities Act shall at the time of exercise of the Option be in effect with respect to the shares issuable upon exercise of the Option or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the issuance of any Stock, the Company may require the Outside Director to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

10    TERMINATION OR AMENDMENT OF PLAN.

The Board may terminate or amend the Plan at any time. However, subject to changes in applicable law, regulations or rules that would permit otherwise, without the approval of the Company’s stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2) and (b) no other amendment of the Plan that would require approval of the Company’s stockholders under any applicable law, regulation or rule. No termination or amendment of the Plan shall affect any then outstanding Option unless expressly provided by the Board. In any event, no termination or amendment of the Plan may adversely affect any then outstanding Option without the consent of the Outside Director, unless such termination or amendment is necessary to comply with any applicable law, regulation or rule.

11.    LOCK-UP AGREEMENT.

The issuance of shares of Stock pursuant to the exercise of any Option issued pursuant to the Plan is contingent on the shares underlying such Option being subject to a lock-up agreement (the “Lock-Up Agreement”) whereby the Outside Director agrees that, without the prior written consent of the Board, the Outside Director will not, during the period commencing on the date the Option was exercised and ending on the date the Outside Director no longer provides Service to the Company (the “Lock-Up Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Stock acquired under any Option or any securities convertible into or exercisable or exchangeable for any shares of Stock acquired under any Option (whether such shares or any such securities are now owned by the undersigned or are hereafter acquired) (collectively, the “Securities”), or enter into a transaction which would have the same effect; (2) publicly disclose the intention to make any such offer, sale, pledge or disposition; or (3) enter into any swap, hedge or other arrangement or transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such transaction described in clause (1), (2) or (3) above is to be settled by delivery of Stock or securities, in cash or otherwise. Notwithstanding the foregoing, the terms of this Lock-Up Agreement may be waived by a majority of the Board (with the affected Outside Director abstaining from such vote) in its sole discretion at any time, and shall also be waived automatically upon the occurrence of any Change in Control as defined in Section 8.1. In addition, the provisions of this paragraph shall only apply to Stock acquired under Options issued pursuant to this Plan. Upon request by the Company, each Outside Director shall execute any agreement evidencing such Lock-Up Agreement prior to the receipt of shares of Stock hereunder and shall promptly present to the Company any and all certificates representing shares of Stock acquired hereunder for the placement on such certificates of appropriate legends evidencing any such transfer restrictions, provided, however, that the Securities remain subject to the terms of the Lock-Up Agreement, regardless of whether or not such additional agreement is executed by each Outside Director. The Outside Director authorizes the Company to cause the Company’s transfer agent to decline to transfer and/or to note stop transfer restrictions on the transfer books and records of the Company with respect to any Securities for which the undersigned is the record holder and, in the case of any such shares or securities for which the undersigned is the beneficial but not the record holder, agrees to cause the record holder to cause the transfer agent to decline to transfer and/or to note stop transfer restrictions on such books and records with respect to such shares or securities.

12.    MISCELLANEOUS PROVISIONS.

12.1 Tax Withholding. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable pursuant to an Option, or to accept from the Outside Director the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to such Option. Alternatively or in addition, in its discretion, the Company shall have the right to require the Outside Director, through payroll withholding, cash payment or otherwise, to make adequate provision for any such tax withholding obligations of the Participating Company Group arising in connection with the Option. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates. The Company shall have no obligation to deliver shares of Stock until the Participating Company Group’s tax withholding obligations have been satisfied by the Outside Director.

12.2 Provision of Information. Each Outside Director shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common stockholders.

THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF MULTIMEDIA GAMES, INC.

206 Wild Basin

Building B, Fourth Floor

Austin, Texas 78746

(512) 334-7500

PROXY FOR 2004 ANNUAL MEETING OF SHAREHOLDERS FEBRUARY 2, 2004

The undersigned shareholder(s) of Multimedia Games, Inc., a Texas corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated January 8, 2004, and hereby appoints Thomas W. Sarnoff and Clifton E. Lind, and each of them, Proxies and Attorneys-in-Fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2004 Annual Meeting of Shareholders of Multimedia Games, Inc. to be held on February 2, 2004 at 9:30 a.m., local time, at our offices located at 206 Wild Basin, Building B, Fourth Floor, Austin, Texas, 78746, and at any adjournment or postponement thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if personally present on any of the following matters and with discretionary authority as to any and all other matters that may properly come before the meeting.

1.	Election of Directors.

☐    FOR all the nominees listed below (except as indicated).

☐    WITHHOLD authority to vote for all nominees listed below.

IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE’S NAME IN THE LIST BELOW:

Thomas W. Sarnoff	Gordon T. Graves	Martin A. Keane

Clifton E. Lind	Robert D. Repass	John M. Winkelman.

2.	To approve the Amendment of our Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 25,000,000 to 75,000,000.

☐    FOR

☐    AGAINST

☐    ABSTAIN

3.	To approve the 2003 Outside Directors Stock Option Plan.

☐    FOR

☐    AGAINST

☐    ABSTAIN

4.	To ratify the appointment of BDO Seidman, LLP as the independent public accountants of the Company for the fiscal year ending September 30, 2004.

☐    FOR

☐    AGAINST

☐    ABSTAIN

5.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof, including approving any such postponement or adjournment, if necessary.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE ABOVE PERSONS AND PROPOSALS, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE BOARD OF DIRECTORS MAY RECOMMEND OR, IN THE ABSENCE OF A RECOMMENDATION, AS THE PROXY HOLDERS DEEM ADVISABLE.

Dated:                                                          , 2004

Signature:

I plan to attend the meeting: ☐

(This proxy should be marked, dated and signed by each shareholder exactly as such shareholder’s name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its president or other authorized officer, with the office held designated. If shares are held by joint tenants or as community property, both holders should sign.)

TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.

January 8, 2004

Austin, Texas